Exhibit 99.1

FOR IMMEDIATE RELEASE
ATTENTION: BUSINESS/FINANCIAL EDITORS
MEDIA CONTACT:
KRISTYNA MUNOZ
(312) 917-8343
KRISTYNA.MUNOZ@NUVEEN.COM

Nuveen Completes Restructuring of Covered Call Closed-End Funds

CHICAGO, December 22, 2014 – Nuveen Investments, a leading global provider of investment services to institutions as well as individual investors, today announced that the restructuring of its family of covered call closed-end funds was completed prior to the opening of the New York Stock Exchange on December 22, 2014. As part of the previously announced plan, the funds have been restructured as follows:

Existing Nuveen Fund	Action
Equity Premium Income Fund (JPZ)	JPZ was combined with Equity Premium Opportunity Fund (JSN)

The combined fund’s new name is Nuveen S&P 500 Buy-Write Income Fund (BXMX)

Equity Premium Opportunity Fund (JSN)	JSN was combined with Equity Premium Income Fund (JPZ)

The combined fund’s new name is Nuveen S&P 500 Buy-Write Income Fund (BXMX)

Equity Premium & Growth Fund (JPG)	JPG has changed portfolio management from Gateway Investment Advisers (GIA) to Nuveen Asset Management (NAM).

The fund changed its name to Nuveen S&P 500 Dynamic Overwrite Fund (SPXX)

Equity Premium Advantage Fund (JLA)	JLA was combined with NASDAQ Premium Income & Growth Fund Inc. (QQQX)

The combined fund’s new name is Nuveen Nasdaq 100 Dynamic Overwrite Fund (ticker will be QQQX)

NASDAQ Premium Income & Growth Fund Inc. (QQQX)	QQQX was combined with Equity Premium Advantage Fund (JLA)

The combined fund’s new name is Nuveen Nasdaq 100 Dynamic Overwrite Fund (ticker remains QQQX)

Dow 30SM Premium & Dividend Income Fund Inc. (DPD)	DPD was combined with Dow 30SM Enhanced Premium & Income Fund Inc. (DPO)

The combined fund’s new name is Nuveen Dow 30SM Dynamic Overwrite Fund (DIAX)

Dow 30SM Enhanced Premium & Income Fund Inc. (DPO)	DPO was combined with Dow 30SM Premium & Dividend Income Fund Inc. (DPD)

The combined fund’s new name is Nuveen Dow 30SM Dynamic Overwrite Fund (DIAX)

For JPG, the subadvisor, certain investment policies, the name and ticker symbol changed. For the other funds, in each reorganization set forth above, fund shareholders in a tax-free transaction received shares of the surviving fund with an aggregate net asset value equal to the aggregate net asset value of their target fund shares. The exchanges took place based upon each fund’s respective net asset value as of the close of business on December 19, 2014. The applicable exchange ratios are listed below:

Fund	Exchange Ratio
Equity Premium Opportunity Fund (JSN)	0.97897104
Equity Premium Advantage Fund (JLA)	0.70225331
Dow 30SM Enhanced Premium & Income Fund Inc. (DPO)	0.86404614

Nuveen Investments provides high-quality investment services designed to help secure the long-term goals of institutional and individual investors as well as the consultants and financial advisors who serve them. Nuveen Investments markets a wide range of specialized investment solutions which provide investors access to capabilities of its high-quality boutique investment affiliates—Nuveen Asset Management, LLC, Symphony Asset Management LLC, NWQ Investment Management Company, LLC, Santa Barbara Asset Management, LLC, Tradewinds Global Investors, LLC, Winslow Capital Management, LLC and Gresham Investment Management LLC, all of which are registered investment advisers and independent investment subsidiaries of Nuveen Investments, Inc. Funds distributed by Nuveen Securities, LLC, a subsidiary of Nuveen Investments, Inc. Nuveen Investments operates as a separate subsidiary within TIAA-CREF, which is a leading provider of retirement and financial services in the academic, research, medical and cultural fields. In total, Nuveen Investments managed approximately $229 billion as of September 30, 2014. For more information, please visit the Nuveen Investments website at www.nuveen.com.

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4973-INV-O12-15